STANFORD OVSHINSKY, ECD CO-FOUNDER, RETIRES FROM ECD

Rochester Hills, Mich., Aug. 23, 2007 – Energy Conversion Devices, Inc. (ECD) (NASDAQ: ENER) today announced that Stanford R. Ovshinsky, its co-founder, principal inventor, Chief Scientist and Technologist, will retire as an active employee and director of the company effective August 31, 2007.

“Iris and I started ECD based on our shared vision of using science and technology to solve important societal problems, such as the increasing global demand for energy,” explained Mr. Ovshinsky on the founding of the company in 1960 with his wife, the late Dr. Iris Ovshinsky. “Over the years, many of our ideas have become a reality and are being used by people all over the world. I now want to fully reengage in research and development activities, concentrating on the further development of amorphous and disordered materials and future advances in the energy and information fields. I am proud of what ECD has accomplished and expect the company to continue to grow and prosper in the years ahead.”

“Words cannot do justice to the lasting work of Stan and Iris that resulted in ECD’s growth over these many years,” said Bob Stempel, Chairman and CEO of ECD. “Stan’s passion for the work created an environment of high energy and full dedication across the organization. Under his leadership and tutelage, hundreds of employees have learned the science and technology of amorphous and disordered materials and contributed to ECD’s many successes. All of us at ECD, and his many friends and colleagues the world over, wish Stan the very best as he continues his work.”

Mr. Ovshinsky intends to maintain an office in the metro-Detroit area and will continue to be available to ECD to advise on technical and scientific matters. He also intends to continue to advise Ovonyx, Inc. on phase change memory technology.

Mr. Ovshinsky developed the science and technology of amorphous and disordered materials, and his pioneering work in the field has enabled commercial products in energy generation, including thin-film triple-junction photovoltaics and building-integrated PV; energy storage, including Ovonic NiMH batteries for hybrid and electric vehicles and consumer applications; and information technology, including phase-change optical media and electronic memories. He has also developed roll-to-roll continuous manufacturing technology for semiconductors (including photovoltaics) and other products. Mr. Ovshinsky has over 350 U.S. and foreign patents and is the author of over 275 scientific papers ranging from neurophysiology to amorphous semiconductors. He has been widely recognized for his important contributions in photovoltaics, the hydrogen economy and in nanoscience and nanostructures. His many other awards include the Diesel Gold Medal for Invention from the German Inventors Association, the Coors American Ingenuity Award, the Toyota Award for Advancement, and the 2005 Innovation Award for Energy and the Environment by The Economist. In 1999, he was named a “Hero for the Planet” by Time magazine. Mr. and Dr. Ovshinsky were named as Heroes of Chemistry 2000 by the American Chemical Society.

About Energy Conversion Devices:

Energy Conversion Devices is the leader in the synthesis of new materials and the development of advanced production technology and innovative alternative energy products and solutions. The company's portfolio of alternative energy solutions and proprietary information processing technologies features the latest advances in solar electric power generation, NiMH batteries, and fuel cell, solid hydride storage and phase-change memory technologies. ECD designs and builds manufacturing machinery that incorporates its proprietary production processes, maintains ongoing research and development programs to continually improve its products and develops new applications for its technologies. ECD holds the basic patents in its fields. More information on the Company is available at www.ovonic.com.

Contact:

Ghazaleh Koefod, Investor Relations

Energy Conversion Devices, Inc.

248-293-0440